EXHIBIT 10.4

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of the 22nd day of May 2018 (the “Effective Date”) between DASHIELL I. ROBINSON (the “Executive”) and REDWOOD TRUST, INC., a Maryland Corporation (the “Company”).
WHEREAS, the Executive and the Company have entered into an Employment Agreement dated as of August 8, 2017, which became effective as of September 28, 2017; and
WHEREAS, the Executive and the Company desire to enter into this Agreement for purposes of amending the Employment Agreement as set forth herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy which is hereby acknowledged, the Executive and the Company hereby agree that the Employment Agreement is hereby amended as follows effective upon the Effective Date:

(1)	Section 1 of the Employment Agreement shall be amended and restated to read in its entirety as follows:
“Employment and Responsibilities. During the Term, the Executive shall serve as President of the Company, reporting to the Chief Executive Officer of the Company or his designee, with responsibilities, duties and authority customary for such position, including, without limitation, business and strategic development and implementation, as well as management and oversight of the Chief Investment Officer and the Chief Financial Officer (with the Chief Investment Officer and Chief Financial Officer reporting directly to the Executive). The Executive does hereby accept and agree to such employment. The Chief Executive Officer may, from time to time, in his sole discretion, modify, reassign and/or augment the Executive’s responsibilities, subject to approval by the Board of Directors of the Company (the “Board”), and any such modification, reassignment and/or augmentation shall be deemed a waiver by the Executive of his rights under Section 6(e)(i) hereof only with his express written consent. Any such modification, reassignment or augmentation of responsibilities shall be in writing. The Executive shall devote such time, energy and skill to the performance of his duties for the Company and for the benefit of the Company as may be necessary or required for the effective conduct and operation of the Company’s business. Furthermore, the Executive shall act only in good faith and exercise due diligence and care in the performance of his duties to the Company under this Agreement.”

(2)
Section 3(a) of the Employment Agreement shall be amended, effective as of May 22, 2018, to replace the base salary amount of “$500,000” specified therein with “$525,000”, which base salary amount shall apply as the annual salary rate of Executive from and after May 22, 2018.

(3)
Section 3(b) of the Employment Agreement shall be amended, effective as of May 22, 2018, to replace the target annual bonus percentage of “140%” specified therein with “150%”, which target annual bonus percentage shall apply to actual base salary paid for any annual period.

(4)	Section 10 of the Employment Agreement shall be amended by replacing “Attn: President” with “Attn: Chief Executive Officer”.
Except as hereby specifically amended or modified, the terms of the Employment Agreement, as amended by this Agreement, shall remain in full force and effect. This Agreement may be executed by the parties hereto in two counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement. This Agreement shall be governed in all respects by the laws of the State of California (without regard to conflict of law principles).

EXHIBIT 10.4

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the date set forth below.

REDWOOD TRUST, INC.

By:	/s/ Christopher J. Abate
Christopher J. Abate
Chief Executive Officer

EXECUTIVE

/s/ Dashiell I. Robinson
Dashiell I. Robinson

	Date:	May 22, 2018